CW PETROLEUM CORP

Subscription Agreement

1. Investment:

The undersigned ("Buyer") subscribes for ____________________ Shares of Common Stock of **CW PETROLEUM CORP** at $1.50 per share.

Total subscription price ($1.50 times number of Shares): = $________________________________.

PLEASE MAKE CHECKS PAYABLE TO: **CW PETROLEUM CORP**

2. Investor information:

Name: ____ SSN/FEIN: ______________________________

Address: ____ City: __________________ State: ______ Zip: ______________

Email Address: ____

Business Phone: ______________________________ Home Phone: __________________________________

3. Type of ownership: (You must check one box)

Individual ☐
Tenants in Common ☐
Joint Tenants with rights to Survivorship
Trust ☐
Community Property ☐

Custodian for ____
Uniform Gifts to Minors Act of State of _________________________
Corporation - Please List all officers, directors, partners, etc.
____
Other (Please Explain): _______________________________________

4. Further Representations, Warrants and Covenants. Buyer hereby represents warrants, covenants and agrees as follows:

(a) Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b) Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer's sole discretion and judgment.

(c) Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer's execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares. The Shares are being purchased solely for Buyer's own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

5. Acceptance of Subscription.

(a) It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder. In the event of a partial rejection of this subscription, Buyer's Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

6. Governing Law.

(a) This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Wyoming without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

____
Signature of Buyer

____
Printed Name

____
Date

INVESTOR SUBSCRIPTION ACCEPTED BY:

CW PETROLEUM CORP
23501 Cinco Ranch Blvd., Ste H120 - #325
Katy, TX 77494
By: Christopher Williams, President

DATE:

Email Signed Subscription Agreements to:
subscriptions@cwpetroleumcorp.com

Online Payments:
www.cwpetroleumcorp.com/investors/buy-shares
(Click "PAY ECHECK" Button)

Hard Copy and Paper Checks can be mailed to:

CW Petroleum Corp
23501 Cinco Ranch Blvd., Ste H120 - #325
Katy, Texas 77494